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                                                               Exhibit 10.7


                                      ALZA CORPORATION
                                         A PLAN FOR
                              PARTICIPATING IN ALZA's CORPORATE
                                      EXCELLENCE (PACE)


1.  PURPOSE:

    The purpose of this plan, Participating in ALZA's Corporate Excellence
    (PACE) (the "Plan"), is to motivate employees of ALZA to contribute to ALZA's achievement of specified corporate objectives.

2.  DEFINITIONS:

    (A)   AWARD:  The cash payment to a participant for a Plan Year.

    (B)   BOARD:  The Board of Directors of ALZA Corporation.

    (C) CORPORATE OBJECTIVES: ALZA's specific corporate objectives for the Plan Year, accepted and approved by the Board.

    (D) ELIGIBLE EARNINGS: Salary and wages (including sales incentive bonus payments to eligible employees paid under other ALZA plans) paid to a participant during this Plan Year including overtime, shift premiums or other differentials and amounts voluntarily deferred under ALZA's salary reduction or deferral plans, but excluding moving allowances, participation in clinical studies, bonus payments under this Plan, imputed income due to fringe benefits such as group insurance plans (including long-term disability), amounts realized from the exercise of stock options or the disposition of stock acquired on exercise of stock options, and other similar items. If a participant is subject to written disciplinary


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          action, his or her Eligible Earnings shall be reduced by an amount calculated by multiplying the salary and wages paid to such participant during the Plan Year by a fraction (a) the numerator of which is the greater of (i) six pay periods or (ii) the actual number of pay periods during which the participant is subject to the disciplinary action, and (b) the denominator of which is the number of pay periods during which such participant was an employee of ALZA in the Plan Year. For purposes of calculating the numerator of the fraction described in the foregoing sentence, the period for which such salary and wages are excluded from Eligible Earnings shall commence at the beginning of the pay period in which the disciplinary action is first imposed.

    (E) MISSION STATEMENT: ALZA's Mission, Purpose and Core Values as set forth at the beginning of Corporate Objectives for the Plan Year and as approved by the Board.

    (F) PACE BONUS POOL: At its first meeting following the end of the Plan Year, the Board will determine the total amount available for compensation under this Plan for the Plan Year. Such determination will be made based on the Board's judgment, in its absolute discretion, as to the extent to which ALZA has achieved its Corporate Objectives for the Plan Year and has operated in accordance with the Mission Statement. If the Board determines that ALZA has not satisfactorily met its Corporate Objectives or operated in accordance with the Mission


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          Statement for the Plan Year, it may decline to authorize any PACE
          Bonus Pool.

    (G)   PLAN YEAR: The Plan Year shall be the calendar year.

3.  PLAN MECHANICS:

    (A) DURATION OF PLAN: This Plan will commence January 1, 1994 and will remain in effect until terminated by the Board.

    (B) ELIGIBILITY: Subject to Section 3(C)(4) below, all regular full and part time employees of ALZA on December 1 of a Plan Year, excluding sales personnel (other than the National Sales Director and Area Business Managers) shall be eligible to receive Awards, if any, distributed under the Plan with respect to such Plan Year.

    (C)   AWARDS:

          (1) CALCULATION OF INDIVIDUAL AWARD: An individual's PACE Award for the Plan Year, if any, will be calculated based on the participant's Eligible Earnings for the Plan Year. A factor reflecting responsibility level, and a second factor reflecting the eligible participant's attainment of valuable results for ALZA during the Plan Year will apply for exempt employees; scoring mechanisms, grouping of responsibility levels, and other such features will be determined by the Chief Executive Officer and Chief Operating Officer for each Plan Year.

          (2) PAYMENT OF AWARDS: Subject to Section 3(C)(5) below, the Award for a participant will be in the form of a single cash payment and will be


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          distributed as soon as practicable after the end of each Plan Year. No interest shall be paid on any Awards. No distributions shall be made following termination of this Plan in accordance with Section 5.


          (3) WITHHOLDING TAXES: ALZA will withhold from each Award amounts required by law to be withheld for federal and state withholding tax purposes.

          (4) ELIGIBILITY FOR DISTRIBUTIONS: In order to be eligible to receive an Award for a Plan Year, a participant must be an employee of ALZA continuously from the conclusion of such Plan Year through the date of distribution of such Awards, unless the Board, in its sole discretion, determines otherwise. An employee subject to disciplinary action shall not receive an Award for which he or she otherwise would be eligible until 30 days following the end of the period for which salary and wages are excluded from Eligible Earnings under Section 2(c) above, if and only if the employee is an employee in good standing at such time.

          (5) RETIREMENT; DEATH: In the event of the termination of employment with ALZA by a Plan participant after the attainment of (i) 65 years of age or (ii) 55 years of age with 20 years of service to ALZA, or in the event of the death of a participant, in each case after completion of the Plan Year but prior to the distribution, if any, of awards following such Plan Year, an Award otherwise payable to such participant for the Plan Year immediately preceding such termination or death will be paid to such


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          participant or to the participant's beneficiary as indicated on the participant's Group Insurance Enrollment Card, at the time Awards, if any, are or otherwise would have been distributed to all participants for that Plan Year.

          (6) Termination of Participation: If a participant ceases to meet the eligibility criteria set forth in Section 3(A), his or her participation in this Plan shall terminate.

4.  NO RIGHT TO EMPLOYMENT:

          Nothing in this Plan shall give any participant the right to continued employment by ALZA.

5.  PLAN TERMINATION, MODIFICATION AND INTERPRETATION:

          This Plan may be modified or terminated by the Board at any time in its discretion. Nothing in this Plan shall create the right to receive Awards hereunder. This Plan shall be administered by the Board or a committee of the Board to which the Board delegates that responsibility, and all determination and interpretations of the Board (or such committee) shall be final and binding.

_______________________

    Approved by the Compensation and Benefits Committee of the Board on February 9, 1994.


    Adopted by the Board of Directors on February 10, 1994.

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